EXHIBIT 4.14

JAMES HEEKIN

DEFERRED COMPENSATION PLAN TRUST AGREEMENT

This Agreement made this      day of October, 2004, by and between Euro RSCG Worldwide, Inc., a Delaware corporation (the “Sponsor”) and Circle Advisers, Inc., a______________ corporation (the “Trustee”);

WHEREAS, the Sponsor and James Heekin (the “Participant”) have entered into an employment agreement, dated as of October 1, 2003 (the “Employment Agreement”), and such agreement is attached hereto as Exhibit “A”

WHEREAS, Section 3.5 of the Employment Agreement provides that the Participant is eligible to receive certain benefits as set forth therein;

WHEREAS, the Sponsor and Participant desire to effectuate Section 3.5 of the Employment Agreement;

WHEREAS, the Sponsor wishes to establish a trust (hereinafter called the “Trust”) and to contribute to the Trust assets that shall be held therein, subject only to the claims of the Sponsor’s creditors in the event of the Sponsor’s Insolvency, as herein defined, and subject to the terms of Section 1(b) hereof until paid to the Participant and his beneficiaries, or otherwise distributed, in such manner and at such times as specified herein;

WHEREAS, the Participant has selected Circle Advisers, Inc. as the trustee hereunder and Sponsor wishes to remove itself of any actions or inactions with respect to investment of the Trust; and

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall be maintained for the purpose of providing deferred compensation for the Participant for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1. ESTABLISHMENT OF TRUST.

(a)       The Sponsor hereby deposits with the Trustee in trust U.S. Four Hundred Thousand Dollars ($400,000), which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

(b)       Sponsor shall make additional deposits with the Trustee as set forth in the Employment Agreement. All amounts deposited with the Trustee under Section 1(b) hereof shall also become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. The Trustee shall have no right to compel such additional deposits.

(c)            Once Sponsor has deposited sums with the Trustee as required by the Employment Agreement, Sponsor’s obligations to the Participant with respect to such sums, whether under the Employment Agreement or this Trust Agreement, will be fully discharged, and Sponsor shall have no further obligation, liability or responsibility of any kind whatsoever to Participant with respect to sums deposited with Trustee and, in particular, and not by way of limitation shall have no liability to Participant with respect to results, expenses or investment costs of investments.

(d)           The principal of the Trust and the earnings thereon shall be referred to as the “Trust Fund”.

(e)	The Trust shall be irrevocable.

(f)            The Trust is intended to be a grantor trust, of which the Sponsor is the grantor, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

(g)           The Trust Fund shall be held separate and apart from other funds of the Sponsor and shall be used exclusively for the uses and purposes of the Participant and general creditors as herein set forth. The Participant and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust Fund. Any rights created under this Trust Agreement shall be mere unsecured contractual rights of the Participant and his beneficiaries against the Sponsor. Any assets held by the Trust will be subject to the claims of the Sponsor’s general creditors under United States federal and state law in the event of insolvency, as defined in Section 3(a) herein.

SECTION 2. PAYMENTS TO PLAN PARTICIPANT AND HIS BENEFICIARIES.

(a)            The Trustee shall make a lump sum payment to the Participant of the Trust Fund within one hundred eighty seven (187) calendar days following the date the Participant ceases to be actively employed by the Sponsor (or any affiliate of Havas of which Havas owns, directly or indirectly, 50 percent (50%) or more) or such later date as may be required by the Code in order to avoid material adverse tax consequences for the Participant or the Sponsor; provided, however, the foregoing is subject to Section 3 hereof.

(b)           The Trustee shall make provision for the reporting and withholding of any United States federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Trust and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Sponsor.

(c)         The Trustee with the consent of the Participant may purchase a life insurance policy that provides a death benefit of up to U.S. Two Million Four Hundred Thousand Dollars ($2,400,000) upon the death of the Participant prior to January 1, 2009, and the annual premiums for such policy may be paid by the Trustee from the Trust Fund.

SECTION 3.	RESPONSIBILITIES REGARDING PAYMENTS TO PARTICIPANT AND TRUST BENEFICIARY.

(a)             The Trustee shall cease payment of benefits to the Participant and his beneficiaries if the Sponsor is Insolvent. The Sponsor shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Sponsor is unable to pay its debts as they become due, or (ii) Sponsor is subject to a pending proceeding as a debtor under the United States Bankruptcy Code or an equivalent statute in the jurisdiction where the Sponsor resides.

(b)            At all times during the continuance of this Trust the principal and income of the Trust shall be subject to claims of general creditors of the Sponsor under United States federal and state law as set forth below.

(1)           The Sponsor shall have the duty to inform the Trustee in writing of the Sponsor’s Insolvency. If a person claiming to be a creditor of the Sponsor alleges in writing to the Trustee that the Sponsor has become Insolvent, the Trustee shall determine whether the Sponsor is insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to the Participant or his beneficiaries.

(2)           Unless the Trustee has actual knowledge of the Sponsor’s Insolvency, or has received notice from the Sponsor or a person claiming to be a creditor alleging that the Sponsor is Insolvent, the Trustee shall have no duty to inquire whether the Sponsor is Insolvent. The Trustee may in all events rely on such evidence concerning the Sponsor’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Sponsor’s solvency.

(3)           If at any time the Trustee has determined that the Sponsor is Insolvent, the Trustee shall discontinue payments to the Participant or his beneficiaries and shall hold the assets of the Trustee for the benefit of the Sponsor’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Participant or his beneficiaries to pursue his rights as general creditors of the Sponsor with respect to benefits due hereunder or otherwise.

(4)           The Trustee shall resume the payment of benefits to the Participant or his beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Sponsor is not Insolvent (or is no longer Insolvent).

(c)             Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Participant or his beneficiaries under the terms of this Trust Agreement for the period of such discontinuance, less the aggregate amount of any payments made to the Participant or his beneficiaries by the Sponsor in lieu of the payments provided for hereunder during any such period of discontinuance.

SECTION 4. PAYMENTS TO THE SPONSOR.

Except as provided in Section 3 hereof, the Sponsor shall have no right or power to direct the Trustee to return to the Sponsor or to divert to others any of the Trust assets.

SECTION 5. INVESTMENT AUTHORITY AND DIRECTION.

The Participant shall direct the Trustee as to what investment options the Trust Fund shall be invested in. The Participant’s election of investments of the Trust Fund, including the right to change such election shall be handled in the manner prescribed by the Trustee, however, in no event shall the Participant exercise such discretion more frequently than once per calendar year.

SECTION 6. DISPOSITION OF INCOME.

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

SECTION 7. ACCOUNTING BY THE TRUSTEE.

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Sponsor and the Trustee. Within sixty (60) days following the close of each calendar year and within sixty (60) days after the resignation of the Trustee, the Trustee shall deliver to the Sponsor a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such resignation, as the case may be.

SECTION 8. RESPONSIBILITY AND RIGHTS OF THE TRUSTEE.

(a)            The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. In the event of a dispute between the Sponsor and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b)           The Trustee may consult with legal counsel with respect to any of its duties or obligations hereunder.

(c)            The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(d)           The Trustee shall have, without exclusion, all powers conferred on the Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(e)            Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

(f)            Trustee shall have no right to compel such additional deposits under Section 1(b) hereof and shall indemnify, defend and hold harmless, without regard to any limitations or any materiality, the Sponsor from and against any and all damages, claims, causes of action, charges, costs, expenses, judgments, awards, penalties, sanctions, amounts paid in settlement and attorneys' fees arising out of, relating to or resulting from any and all claims, rights and liabilities of every kind with respect to the investment earnings or lack thereof of the Trust Fund and the administration of the Trust Fund by the Trustee.

(g)           The Trustee shall obtain fiduciary insurance in the amount of U.S. Two Million Dollars ($2,000,000) to provide coverage from and against any and all damages, claims, causes of action, charges, costs, expenses, judgments, awards, penalties, sanctions, amounts paid in settlement and attorneys' fees arising out of, relating to or resulting from any and all claims, rights and liabilities of every kind with respect to the investment earnings or lack thereof of the Trust Fund, the administration of the Trust Fund by the Trustee and the responsibilities and duties of the Trustee hereunder

SECTION 9. COMPENSATION AND EXPENSES OF THE TRUSTEE.

The Participant shall pay all administrative and Trustee fees and expenses, and if not so paid, the fees and expenses shall be paid from the Trust.

SECTION 10. RESIGNATION OF THE TRUSTEE.

(a)            The Trustee may resign at any time by written notice to the Sponsor, which shall be effective thirty (30) days after receipt of such notice unless the Sponsor and the Trustee agree otherwise.

(b)           Upon resignation of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of notice of resignation, unless the Sponsor extends the time limit.

(c)            If the Trustee resigns, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation under subsection (a) of this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 11. APPOINTMENT OF SUCCESSOR.

If the Trustee resigns in accordance with Section 10(a) hereof, the Trustee may appoint or in the absence of such an appointment the Sponsor with the consent of the Participant may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under United States state law, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Sponsor or the successor Trustee to evidence the transfer.

SECTION 12. BENEFICIARY DESIGNATION.

Upon the death of the Participant, the amount (if any) remaining in the Trust Fund shall he distributed to his designated Beneficiary as provided in the beneficiary designation form attached hereto as Exhibit “B”. If the Participant fails to properly designate a beneficiary, the Participant’s surviving spouse shall be considered the Participant’s beneficiary, and if no such surviving spouse exists, the Participant’s beneficiary shall be his estate.

SECTION 13. AMENDMENT OR TERMINATION.

(a)            This Trust Agreement may be amended by a written instrument executed by the Trustee and the Sponsor.

(b)           The Trust shall not terminate until the date on which the Participant and his beneficiaries are no longer entitled to benefits pursuant to the terms of this Trust Agreement.

SECTION 14. MISCELLANEOUS

(a)            Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)           Benefits payable to the Participant and his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c)            This Trust Agreement shall be governed by and construed in accordance with the laws of New York.

SECTION 15. EFFECTIVE DATE.

The effective date of this Trust Agreement shall be the date the Sponsor executes the Employment Agreement.

IN WITNESS WHEREOF, the Sponsor, the Trustee, and the Participant have executed this Trust Agreement as of the date first written above.

EURO RSCG WORLDWIDE, INC. AS SPONSOR

_________________________________________	_______________
Date

By:_________________________________

Its:_________________________________

CIRCLE ADVISERS, INC. AS TRUSTEE

_________________________________________	_______________
Date

By:_________________________________

Its:_________________________________

____________________________________	_______________
James Heekin as Participant	Date